Exhibit 23.3

Frost & Sullivan	2400 Gang Road, Suite 201 Palo Also, California 94303 Tel 877 463.7678 Fax 888 690.3329 www.frost.com

February 8, 2007

LIMS Laboratory Information Management Systems Ltd.
c/o STARLIMS Corporation
4000 Hollywood Boulevard
Hollywood, Florida 33021-6755
Attn.: Chaim Friedman, Chief Financial Officer

Re:	LIMS Laboratory Information Management Systems Ltd.

Gentlemen:

You have informed us that you intend to file a registration statement (the “Registration Statement”) with the U.S. Securities and Exchange Commission and are seeking our written consent to include references to our report on the global laboratory information management systems markets dated January 2007 (the “Report”) that we prepared on your behalf.

We confirm that we consent to the inclusion of the Report in the Registration Statement.

This consent is given only with respect to the Registration Statement, and is not intended to be, and should not be construed as, a consent to use the Report for any other purpose without our prior written consent.

Very truly yours,

Frost & Sullivan
By:	/s/ Jessica Patel
Name:	Jessica Patel
Title:	Industry Manager